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EXHIBIT 99.1


                 KFx Receives Private Equity Financing Placement

                                             CONTACT: Ted Venners - 303-293-2992

Denver, CO, April 30, 2002 - KFx Inc. (AMEX:KFX) today received an additional $6 million in equity financing from the same investor group that provided $5 million last month. The $11 million aggregate amount was raised through the sale of common stock of KFx at $2.50 per share and warrants which are exercisable at $2.75 per share, on similar terms to the prior financing. The investor group has an option through July 31, 2002 to invest an additional $9 million, if needed by KFx, on similar terms.

Approximately $3.8 million will be used to repurchase the preferred stock in Pegasus Technologies, Inc., KFx's subsidiary, which KFx sold to third parties in 2001 to finance its purchase of Pavilion's Power Optimization Segment. Investment proceeds will also be used by Pegasus to hire additional sales and product installation personnel to meet the order schedule of our customers.

Investment proceeds will also be used by KFx to fund permitting, engineering, and the initial stage of construction of a new plant to produce commercial quantities of K-Fuel Plus(TM). KFx is ordering long lead-time items for the plant while it negotiates with interested joint venture partners to finance a commercial-scale K-Fuel Plus(TM) plant.

The additional $9 million, if required, would be used to retire any outstanding convertible debentures and to further fund the construction of the K-Fuel Plus(TM) plant.

"This financing resolves several of our liquidity issues and gets us started on the construction of the K-Fuel Plus(TM) plant," said Ted Venners, Chairman and CEO of KFx. "With passage of the energy tax bill, KFx will be well positioned to be the lowest cost solution for utilities while meeting the proposed environmental regulations," concluded Venners.

KFx provides total fuel solutions for the power industry. Its patented K-Fuel(R) process converts low heating value coal into clean, high-energy fuel. The KFx web site address is www.kfx.com. Pegasus Technologies, Inc., a majority-owned
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subsidiary of KFx, is the industry leader in neural network based smart applications for the power generation market. The Pegasus suite of combustion optimization applications reduces emissions and increases the efficiency of fossil-fueled electric generating units. The Pegasus web site address is www.pegasustec.com.
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The discussion above contains, in addition to historical information, forward-looking statements that include various risks and uncertainties. Such forward-looking statements include statements regarding the Company's expectations. The Company's actual results may differ materially from those anticipated in such statements. The Company's actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference include matters discussed in "Business Risk Factors" at Item I and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Item 7 of the Company's Annual Report on Form 10-K/A for the year ended December 31, 2001 and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Part I, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.